Exhibit 99.1

Corporate Relations  |  77 Beale Street  |  San Francisco, CA  94105  |  1 (415) 973-5930

September 21, 2016

PG&E Corporation Board of Directors Elects Eric Mullins as a Director

SAN FRANCISCO, Calif. – PG&E Corporation (NYSE: PCG) has announced the election of Eric Mullins to its Board of Directors and to the Board of Directors of its subsidiary, Pacific Gas and Electric Company, effective September 20, 2016. Mullins is the Managing Director and Co-Chief Executive Officer of Lime Rock Resources, L.P., a private equity firm he co-founded in 2005 that acquires, operates and improves oil and natural gas properties in the U.S.

“As we position PG&E for continued long-term success, we welcome Eric’s expert counsel around our strategy and audit functions. Eric’s deep financial background and familiarity with the energy sector will be invaluable assets for us,” said PG&E Corporation Chairman, CEO and President Tony Earley.

At Lime Rock Resources, Mullins oversees all strategic, financial and operational aspects of the Lime Rock Resources funds. From May 2011 through October 2015, he also served as the Co-Chief Executive Officer and Chairman of the Board of Directors of LRE GP, LLC, the general partner of LRR Energy, L.P., an oil and natural gas company.

Before co-founding Lime Rock Resources, Mullins worked in the Investment Banking Division at Goldman Sachs for 15 years. He served as Managing Director and Vice President, Corporate Finance in the firm’s Energy and Power Group, leading numerous financing, structuring and strategic advisory transactions.

Mullins also serves on the board of directors of Anadarko Petroleum Corporation, and the board of trustees of the Baylor College of Medicine. He received his bachelor of arts degree from Stanford University and a master’s degree in business administration from the Wharton School of the University of Pennsylvania.

Mullins will serve on the Audit Committees of the PG&E Corporation and Pacific Gas and Electric Company Boards of Directors.

About PG&E Corporation

PG&E Corporation (NYSE: PCG) is a Fortune 200 energy-based holding company headquartered in San Francisco. It is the parent company of Pacific Gas and Electric Company, California’s largest investor-owned utility. PG&E serves nearly 16 million Californians across a 70,000-square-mile service area in Northern and Central California. For more information, visit www.pgecorp.com and www.pge.com.